February 21, 2006

Verso Announces Completion of Private Placement

ATLANTA, Georgia — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, today announced that it completed a private placement of securities with certain institutional and accredited investors on February 17, 2006. The company sold approximately 5.4 million units for a purchase price of $1.30 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The warrants issued with the private placement are exercisable at $1.56 per share for a period of five years, after six months. The company sold units having an aggregate purchase price of approximately $7.1 million, and the company expects the net proceeds of the offering will be approximately $6.8 million, after expenses. The company did not engage an investment banker or underwriter for this placement.

“We are very proud to have completed this private placement on our own and in a very quick and efficient manner,” commented Steve Odom, Executive Chairman of the Board. “We priced this deal on February 10, 2006, at what we believe was a fair value, with the common stock portion of the unit priced at a discount and the warrant portion of the unit priced at a premium. The demand for the offering was very strong; so much that we had to turn down additional capital. We had strong interest among existing shareholders, including two of our largest institutional investors. We believe the completion of this financing enables us to fund our growth initiatives and to re-focus 100% of our efforts on running our business. We will discuss the capital raise in more detail when we report our fourth quarter 2005 results on Wednesday February 22nd at 5PM ET.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of the terms of the private placement, the company is obligated to file a registration statement to register for resale under the Securities Act the shares of common stock issued or issuable in connection with the private placement.

About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. Verso’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.

Forward looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact: Monish Bahl Vice President, Investor Relations Verso Technologies, Inc. 678.589.3579 Monish.Bahl@verso.com